Exhibit 10.6

BORROWERS:

Prospect Medical Holdings, Inc. and

Prospect Medical Group

GUARANTORS:

See Signature Pages

CONTINUING AND UNCONDITIONAL GUARANTY

To:          Bank of America, N.A., as administrative agent

1.             The Guaranty.  For valuable consideration, each of the undersigned (each a “Guarantor”) hereby unconditionally guarantees and promises to pay promptly to Bank of America, N.A., as administrative agent for the benefit of the hereinafter defined Lenders, its subsidiaries and affiliates (collectively, “Administrative Agent”), or order, in lawful money of the United States, any and all Indebtedness of Prospect Medical Holdings, Inc. and/or Prospect Medical Group (each a “Borrower”) to Administrative Agent or any Lender when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter.  The liability of Guarantor under this Guaranty is not limited as to the principal amount of the Indebtedness guaranteed and includes, without limitation, liability for all interest, fees, indemnities (including, without limitation, hazardous waste indemnities), and other costs and expenses relating to or arising out of the Indebtedness and for all swap, option, or forward obligations now or hereafter owing from Borrower to Administrative Agent or any Lender.  The liability of Guarantor is continuing and relates to any Indebtedness, including that arising under successive transactions which shall either continue the Indebtedness or from time to time renew it after it has been satisfied.  This Guaranty is cumulative and does not supersede any other outstanding guaranties, and the liability of Guarantor under this Guaranty is exclusive of Guarantor’s liability under any other guaranties signed by Guarantor.  If multiple individuals or entities sign this Guaranty, their obligations under this Guaranty shall be joint and several.  If Guarantor is a subsidiary or affiliate of Borrower, Guarantor’s liability hereunder shall not exceed at any one time the largest amount during the period commencing with Guarantor’s execution of this Guaranty and thereafter that would not render Guarantor’s obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

2.             Definitions.

(a)           “Borrower” shall mean the individual or the entity named in Paragraph 1 of this Guaranty and, if more than one, then any one or more of them.

(b)           “Credit Agreement” means the Credit Agreement dated of even date herewith among the Borrowers, the Administrative Agent and the other lending institutions from time to time party thereto, as the same may be amended, extended, increased, supplemented, restated, or otherwise modified.

(c)           “Guarantor” shall mean the individual or the entity signing this Guaranty and, if more than one, then any one or more of them.

(d)           “Indebtedness” shall mean any and all debts, liabilities, and obligations of Borrower to the Administrative Agent or any Lender, now or hereafter existing, whether voluntary or involuntary and however arising, whether direct or indirect or acquired by the Administrative Agent or such Lender by assignment, succession, or otherwise, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, held or to be held by the Administrative Agent or such Lender for its own account or as agent for another or others, whether Borrower may be liable individually or jointly with others, whether recovery upon such debts, liabilities, and obligations may be or hereafter become barred by any statute of limitations, and whether such debts, liabilities, and obligations may be or hereafter become otherwise unenforceable.  Indebtedness includes, without limitation, any and all obligations of Borrower to the Administrative Agent and the Lenders for reasonable attorneys’ fees and all other costs and expenses incurred by the Administrative Agent or any Lender in the collection or enforcement of any debts, liabilities, and obligations of Borrower to the Administrative Agent or any Lender.  Indebtedness also includes, without limitation, all obligations of Borrower arising under any interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, securities puts, calls, collars, options or forwards or any combination of, or option with respect to, these or similar transactions now or hereafter entered into between Borrower and the Administrative Agent or any Lender.

(e)           “Lender” shall have the meaning set forth in the Credit Agreement.

(f)            “Loan Documents” shall mean the Credit Agreement, promissory notes from Borrower in favor of the Lenders, and all other agreements, documents, and instruments evidencing any of the Indebtedness, and deeds of trust, mortgages, security agreements, and other agreements, documents, and instruments executed by Borrower in connection with such loan agreements, promissory notes, and other agreements, documents, and instruments evidencing any of the Indebtedness, all as now in effect and as hereafter amended, restated, renewed, or superseded.

3.             Obligations Independent.  The obligations hereunder are independent of the obligations of Borrower or any other guarantor, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or any other guarantor or whether Borrower or any other guarantor be joined in any such action or actions.  Anyone executing this Guaranty shall be bound by its terms without regard to execution by anyone else.

4.             Rights of the Administrative Agent.  Guarantor authorizes the Administrative Agent, without notice or demand and without affecting its liability hereunder, from time to time to:

(a)           renew, compromise, extend, accelerate, or otherwise change the time for payment, or otherwise change the terms, of the Indebtedness or any part thereof, including increase or decrease of the rate of interest thereon, or otherwise change the terms of any Loan Documents;

(b)           receive and hold security for the payment of this Guaranty or any Indebtedness and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security;

(c)           apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine;

(d)           release or substitute any Guarantor or any one or more of any endorsers or other guarantors of any of the Indebtedness; and

(e)           permit the Indebtedness to exceed Guarantor’s liability under this Guaranty, and Guarantor agrees that any amounts received by the Administrative Agent from any source other than Guarantor shall be deemed to be applied first to any portion of the Indebtedness not guaranteed by Guarantor.

5.             Guaranty to be Absolute.  Guarantor agrees that until the Indebtedness has been paid in full and any commitments of the Administrative Agent and the Lenders or facilities provided by the Administrative Agent or any Lender with respect to the Indebtedness have been terminated, Guarantor shall not be released by or because of the taking, or failure to take, any action that might in any manner or to any extent vary the risks of Guarantor under this Guaranty or that, but for this paragraph, might discharge or otherwise reduce, limit, or modify Guarantor’s obligations under this Guaranty.  Guarantor waives and surrenders any defense to any liability under this Guaranty based upon any such action, including but not limited to any action of the Administrative Agent or any Lender described in the immediately preceding paragraph of this Guaranty.  It is the express intent of Guarantor that Guarantor’s obligations under this Guaranty are and shall be absolute and unconditional.

6.             Guarantor’s Waivers of Certain Rights and Certain Defenses.  Guarantor waives:

(a)           any right to require the Administrative Agent and the Lenders to proceed against Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever;

(b)           any defense arising by reason of any disability or other defense of Borrower, or the cessation from any cause whatsoever of the liability of Borrower;

(c)           any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrower; and

(d)           the benefit of any statute of limitations affecting Guarantor’s liability hereunder.

No provision or waiver in this Guaranty shall be construed as limiting the generality of any other waiver contained in this Guaranty.

7.             Waiver of Subrogation.  Until the Indebtedness has been paid in full and any commitments of the Administrative Agent and the Lenders or facilities provided by the Administrative Agent or any Lender with respect to the Indebtedness have been terminated, even though the Indebtedness may be in excess of Guarantor’s liability hereunder, Guarantor waives to the extent permitted by applicable law any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory, or otherwise) including, without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, arising from the existence or performance of this Guaranty, and Guarantor waives to the extent permitted by applicable law any right to enforce any remedy that the Administrative Agent or any Lender now has or may hereafter have against Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent or any Lender.

8.             Waiver of Notices.  Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of intent to accelerate, notices of acceleration, notices of any suit or any other action against Borrower or any other person, any other notices to any party liable on any Loan Document (including Guarantor), notices of acceptance of this Guaranty, notices of the existence, creation, or incurring of new or additional Indebtedness to which this Guaranty applies or any other Indebtedness of Borrower to the Administrative Agent or any Lender, and notices of any fact that might increase Guarantor’s risk.

9.             General Partner Liability and Waivers of Other Rights and Defenses.

(a)           If Borrower is a partnership and Guarantor is a general partner of that partnership, then Guarantor shall not be liable under this Guaranty for any portion of the Indebtedness that is secured by real property; provided, however, that Guarantor shall remain liable under partnership law for all the Indebtedness.

(b)           Guarantor waives any rights and defenses that are or may become available to Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(c)           Guarantor waives all rights and defenses that Guarantor may have because any of the Indebtedness is secured by real property.  This means, among other things:  (i) the Administrative Agent may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; and (ii) if the Administrative Agent forecloses on any real property collateral pledged by Borrower:  (1) the amount of the Indebtedness may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Administrative Agent may collect from Guarantor even if the Administrative Agent, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because any of the Indebtedness is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(d)           Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

10.           Security.  To secure all of Guarantor’s obligations hereunder, Guarantor assigns and grants to the Administrative Agent a security interest in all moneys, securities, and other property of Guarantor now or hereafter in the possession of the Administrative Agent or any Lender, all deposit accounts of Guarantor maintained with the Administrative Agent or any Lender, and all proceeds thereof.  Upon default or breach of any of Guarantor’s obligations to the Administrative Agent or any Lender, the Administrative Agent may apply any deposit account to reduce the Indebtedness, and may foreclose any collateral as provided in the Uniform Commercial Code and in any security agreements between the Administrative Agent and Guarantor.

11.           Subordination.  Any obligations of Borrower to Guarantor, now or hereafter existing, including but not limited to any obligations to Guarantor as subrogee of the Administrative Agent or any Lender or resulting from Guarantor’s performance under this Guaranty, are hereby subordinated to the Indebtedness.  In addition to Guarantor’s waiver of any right of subrogation as set forth in this Guaranty with respect to any obligations of Borrower to Guarantor as subrogee of the Administrative Agent or any Lender, Guarantor agrees that, if the Administrative Agent so requests, Guarantor shall not demand, take, or receive from Borrower, by setoff or in any other manner, payment of any other obligations of Borrower to Guarantor until the Indebtedness has been paid in full and any commitments of the Administrative Agent and the Lenders or facilities provided by the Administrative Agent or any Lender with respect to the Indebtedness have been terminated.  If any payments are received by Guarantor in violation of such waiver or agreement, such payments shall be received by Guarantor as trustee for the Administrative Agent and the Lenders and shall be paid over to the Administrative Agent on account of the Indebtedness, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.  Any security interest, lien, or other encumbrance that Guarantor may now or hereafter have on any property of Borrower is hereby subordinated to any security interest, lien, or other encumbrance that the Administrative Agent or any Lender may have on any such property.

12.           Revocation of Guaranty.

(a)           This Guaranty may be revoked at any time by Guarantor in respect to future transactions, unless there is a continuing consideration as to such transactions that Guarantor does not renounce.  Such revocation shall be effective upon actual receipt by the Administrative Agent, at the address shown below or at such other address as may have been provided to Guarantor by the Administrative Agent, of written notice of revocation.  Revocation shall not affect any of Guarantor’s obligations or the Administrative Agent’s rights with respect to transactions committed or entered into prior to the Administrative Agent’s receipt of such notice, regardless of whether or not the Indebtedness related to such transactions, before or after revocation, has been incurred, renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including time for payment or increase or decrease of the rate of interest thereon, and regardless of any other act or omission of the Administrative Agent authorized hereunder.  Revocation by a Guarantor shall not affect any obligations of any other guarantor.

(b)           Guarantor acknowledges and agrees that this Guaranty may be revoked only in accordance with the foregoing provisions of this paragraph and shall not be revoked simply as a result of any change in name, location, or composition or structure of Borrower, the dissolution of Borrower, or the termination, increase, decrease, or other change of any personnel or owners of Borrower.

13.           Reinstatement of Guaranty.  If this Guaranty is revoked, returned, or canceled, and subsequently any payment or transfer of any interest in property by Borrower to the Administrative Agent or any Lender is rescinded or must be returned by the Administrative Agent or such Lender to Borrower, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation.

14.           Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise, all such Indebtedness guaranteed by Guarantor shall nonetheless be payable by Guarantor immediately if requested by the Administrative Agent.

15.           No Setoff or Deductions; Taxes.

(a)           Guarantor represents and warrants that it is organized and resident in the United States of America.  All payments by Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes.  If Guarantor must make a payment under this Guaranty, Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to the Administrative Agent so that no withholding tax is imposed on the payment.  Notwithstanding the foregoing, if Guarantor makes a payment under this Guaranty to which withholding tax applies or if any taxes (other than taxes on net income (i) imposed by the country or any subdivision of the country in which the Administrative Agent’s principal office or actual lending office is located and (ii) measured by the United States taxable income the Administrative Agent and the Lenders would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this paragraph, Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that the Administrative Agent receives the sum it would have received had no such deduction or withholding been made (or, if

Guarantor cannot legally comply with the foregoing, Guarantor shall pay to the Administrative Agent such additional amounts as will result in the Administrative Agent receiving the sum it would have received had no such deduction or withholding been made).  Further, Guarantor shall also pay to the Administrative Agent, on demand, all additional amounts that the Administrative Agent specifies as necessary to preserve the after-tax yield the Administrative Agent and the Lenders  would have received if such taxes had not been imposed.

(b)           Guarantor shall promptly provide the Administrative Agent with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

16.           Information Relating to Borrower.  Guarantor acknowledges and agrees that it has made such independent examination, review, and investigation of the Loan Documents as Guarantor deems necessary and appropriate, including, without limitation, any covenants pertaining to Guarantor contained therein, and shall have sole responsibility to obtain from Borrower any information required by Guarantor about any modifications thereto.  Guarantor further acknowledges and agrees that it shall have the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning Borrower’s financial condition or business operations as Guarantor may require, and that the Administrative Agent has no duty, and Guarantor is not relying on the Administrative Agent, at any time to disclose to Guarantor any information relating to the business operations or financial condition of Borrower.

17.           Borrower’s Authorization.  Where Borrower is a corporation, partnership, or limited liability company, it is not necessary for the Administrative Agent to inquire into the powers of Borrower or of the officers, directors, partners, members, managers, or agents acting or purporting to act on its behalf, and any Indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder, subject to any limitations on Guarantor’s liability set forth herein.

18.           Information Relating to Guarantor.  Guarantor authorizes the Administrative Agent to verify or check any information given by Guarantor to the Administrative Agent, check Guarantor’s credit references, verify employment, and obtain credit reports. Guarantor acknowledges and agrees that the authorizations provided in this paragraph apply to any individual general partner of Guarantor and to Guarantor’s spouse and any such general partner’s spouse if Guarantor or such general partner is married and lives in a community property state.

19.           Change of Status.  Any Guarantor that is a business entity shall not enter into any consolidation, merger, or other combination unless Guarantor is the surviving business entity.  Further, Guarantor shall not change its legal structure unless (a) Guarantor obtains the prior written consent of the Administrative Agent and (b) all Guarantor’s obligations under this Guaranty are assumed by the new business entity.

20.           Remedies.  If Guarantor fails to fulfill its duty to pay all Indebtedness guaranteed hereunder, the Administrative Agent shall have all of the remedies of a creditor and, to the extent applicable, of a secured party, under all applicable law.  Without limiting the foregoing, the Administrative Agent may, at its option and without notice or demand:

(a)           declare any Indebtedness due and payable at once;

(b)           take possession of any collateral pledged by Borrower or Guarantor, wherever located, and sell, resell, assign, transfer, and deliver all or any part of the collateral at any public or private sale or otherwise dispose of any or all of the collateral in its then condition, for cash or on credit or for future delivery, and in connection therewith the Administrative Agent may impose reasonable conditions upon any such sale.  Further, the Administrative Agent, unless prohibited by law the provisions of which cannot be waived, may purchase all or any part of the collateral to be sold, free from and discharged of all trusts, claims, rights of redemption and equities of Borrower or Guarantor whatsoever.  Guarantor acknowledges and agrees that the sale of any collateral through any nationally recognized broker-dealer, investment banker, or any other method common in the securities industry shall be deemed a commercially reasonable sale under the Uniform Commercial Code or any other equivalent statute or federal law, and expressly waives notice thereof except as provided herein; and

(c)           set off against any or all liabilities of Guarantor all money owed by the Administrative Agent, any Lender or any of their respective agents or affiliates in any capacity to Guarantor, whether or not due, and also set off against all other liabilities of Guarantor to the Administrative Agent and the Lenders all money owed by the Administrative Agent or any Lender in any capacity to Guarantor.  If exercised by the Administrative Agent, the Administrative Agent shall be deemed to have exercised such right of setoff and to have made a charge against any such money immediately upon the occurrence of such default although made or entered on the books subsequent thereto.

21.           Notices.  All notices required under this Guaranty shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Guaranty, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Administrative Agent and Guarantor may specify from time to time in writing.  Notices sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, (b) overnight courier shall be deemed delivered on the next business day, and (c) telecopy shall be deemed delivered when transmitted.

22.           Successors and Assigns.  This Guaranty (a) binds Guarantor and Guarantor’s executors, administrators, successors, and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent, and (b) inures to the benefit of the Administrative Agent and the Lenders and their respective indorsees, successors, and assigns.  The Administrative Agent and the Lenders may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, sell, assign, grant participations in, or otherwise transfer to any other person, firm, or corporation the Indebtedness and this Guaranty, in whole or in part.  Guarantor agrees that the Administrative Agent and each Lender may disclose to any assignee or purchaser, or any prospective assignee or purchaser, of all or part of the Indebtedness any and all information in the Administrative Agent’s or such Lender’s possession concerning Guarantor, this Guaranty, and any security for this Guaranty.

23.           Amendments, Waivers, and Severability.  No provision of this Guaranty may be amended or waived except in writing.  No failure by the Administrative Agent to exercise, and no delay in exercising, any of its rights, remedies, or powers shall operate as a waiver thereof, and no single or partial exercise of any such right, remedy, or power shall preclude any other or further exercise thereof or the exercise of any other right, remedy, or power.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision of this Guaranty.

24.           Costs and Expenses.  Guarantor agrees to pay all reasonable attorneys’ fees, including allocated costs of the Administrative Agent’s in-house counsel to the extent permitted by applicable law, and all other costs and expenses that may be incurred by the Administrative Agent and the Lenders (a) in the enforcement of this Guaranty or (b) in the preservation, protection, or enforcement of any rights of the Administrative Agent and the Lenders in any case commenced by or against Guarantor or Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.

25.           Governing Law and Jurisdiction.  This Guaranty shall be governed by and construed and enforced in accordance with federal law and the law of the State of California.  Jurisdiction and venue for any action or proceeding to enforce this Guaranty shall be the forum appropriate for such action or proceeding against Borrower, to which jurisdiction Guarantor irrevocably submits and to which venue Guarantor waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.  It is provided, however, that if Guarantor owns property in another state, notwithstanding that the forum for enforcement action is elsewhere, the Administrative Agent may commence a collection proceeding in any state in which Guarantor owns property for the purpose of enforcing provisional remedies against such property.  Service of process by the Administrative Agent in connection with such action or proceeding shall be binding on Guarantor if sent to Guarantor by registered or certified mail at its address specified below.

26.           Dispute Resolution Provision.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)           This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”).  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Administrative Agent involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)           At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)           Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Administrative Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)           The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)           The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (j) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)            The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Administrative Agent secured by real property.  In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration.

(g)           To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

(h)           Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638.  The referee (or presiding referee of the panel) shall be a retired Judge or Justice.  The referee (or panel of referees) shall be selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections.  The referee shall determine all issues in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645.  The parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(i)            This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.  The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

(j)            Any arbitration, judicial reference or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(k)           By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim.  Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS

THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

27.           FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

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Executed as of this 1st day of June, 2007.

GUARANTORS:

ANTELOPE VALLEY MEDICAL ASSOCIATES, INC., a California professional corporation
APAC MEDICAL GROUP, INC., a California professional corporation
PEGASUS MEDICAL GROUP, INC., a California professional corporation
PROSPECT ADVANTAGE NETWORK, INC., a California corporation
PROSPECT HEALTH SOURCE MEDICAL GROUP, INC., a California professional corporation
PROSPECT HOSPITAL ADVISORY SERVICES, INC., a California corporation
PROSPECT NWOC MEDICAL GROUP, INC., a California professional corporation
PROSPECT PHYSICIAN ASSOCIATES, INC., a California professional corporation
PROSPECT PROFESSIONAL CARE MEDICAL GROUP, INC., a California professional corporation
SANTA ANA/TUSTIN PHYSICIANS GROUP, INC., a California professional corporation
SIERRA MEDICAL MANAGEMENT, INC., a Delaware corporation
SIERRA PRIMARY CARE MEDICAL GROUP, A MEDICAL CORPORATION, a California professional corporation
STARCARE MEDICAL GROUP, INC., a California professional corporation

By:
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer

PROSPECT MEDICAL SYSTEMS, INC., a Delaware corporation

By:
Name:	R. Stewart Kahn
Title:	Executive Vice President

NUESTRA FAMILIA MEDICAL GROUP, INC., a California professional corporation

By:
Name:	R. Stewart Kahn
Title:	Vice President

POMONA VALLEY MEDICAL GROUP, INC., a California professional corporation
PROMED HEALTH CARE ADMINISTRATORS, a California corporation
PROMED HEALTH SERVICES COMPANY, a California corporation
UPLAND MEDICAL GROUP, A PROFESSIONAL MEDICAL CORPORATION, a California professional corporation

By:
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer

Address for notices to Guarantors:

400 Corporate Pointe, Suite 425

Culver City, California  90230

Attn:       Chief Executive Officer

Address for notices to Administrative Agent:

Bank of America, N.A.

Agency Management

Mail Code:  WA1-501-32-37

800 Fifth Avenue, Floor 32

Seattle, WA 98104

Attention:              Tiffany Shin

Telephone:  (206)358-0078

Telecopier:  (206)358-0971